Exhibit 99.2

Transcript of Slack Technologies, Inc. Earnings Call, dated June 10, 2019
Participants
Stewart Butterfield, Co-Founder & Chief Executive Officer
Allen Shim, Chief Financial Officer
Jesse Hulsing, Vice President of Investor Relations
Transcript
Jesse Hulsing:
Thank you. Good afternoon, and thank you for joining us on today's conference call to discuss Slack's First Quarter Fiscal 2020 Financial Results and Outlook for the Second Quarter and Fiscal Year 2020.
On the call we have Stewart Butterfield, Co-Founder and Chief Executive Officer and Allen Shim, Chief Financial Officer.
Hopefully many of you had a chance to attend or watch the webcast at the Investor Day where we discussed Slack. Given our pending listing, this call will be different from a typical earnings call. We will provide prepared remarks but we will not be taking questions. In future earnings calls, we plan to take questions.
As we announced at our Investor Day, we plan to list our shares for trading on the New York Stock Exchange on June 20. Ahead of the June 20 listing day, we will announce the number of shares that have converted from Class B common stock, which is not listed and tradable on the NYSE, to Class A common stock, which will be listed and tradable on the NYSE.
During the course of today's call, we may make forward-looking statements such as statements regarding our guidance and future financial performance, market demand, product development, growth prospects, business strategies and plans, ability to attract and retain customers and ability to compete effectively.
These forward-looking statements are based on Management's current views and assumptions and should not be relied upon as of any subsequent date and we disclaim any obligation to update any forward-looking statements. Actual results may vary materially from today's statements, information concerning our risks, uncertainties and other factors that could cause results to differ from these forward-looking statements are contained in our SEC filings, earnings press release and supplemental information posted on the Investor Section of our website which is www.investor.Slackhq.com.
Our discussion today will include certain non-GAAP financial measures. We believe that these non-GAAP measures of financial results provide useful information to Management and investors regarding certain financial and business trends relating to our financial condition and results of operations. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other software companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or an isolation from, GAAP measures. Our non-GAAP measures exclude the effect of our GAAP results of stock-based compensation. You can find additional disclosures regarding these non-GAAP measures, including reconciliations with comparable GAAP measures, in our earnings release and current report on Form 8K which are posted on our Investor Relations website at investor.Slackhq.com.
I would now like to turn the conference call over to Slack's Co-Founder and Chief Executive Officer, Stewart Butterfield. Stewart?
Stewart Butterfield:
Thanks, Jesse. Hi everyone, and thank you, again, for joining us on what will be our first and should be our last earnings call as a not quite public company. Some of you are new to our story and this is an entirely new category of software. I'm going to spend a little time introducing Slack, our business model and the opportunity before us. Then I'll turn it over to Allen, who will take you through our Q1 financial results, and provide guidance for Q2 and fiscal year 2020.
When you abstract away the specific challenges facing any particular business, there's one fundamental challenge that remains. It's one of coordination. It's the creation and maintenance of alignment over time. It's getting teams to function at their highest level, and that needs clarity, cohesion and common purpose. It turns out that's hard because it's hard to coordinate human beings, but it's also something every organization, every leader and every member of every team needs.
That's why there's an enormous, invisible and, before now, largely unmet demand for anything that makes it easier to coordinate and align people. It shows up in the management theories, the fads around experimental organizational structures, the various planning methodologies. You see it in every airport bookstore, business section and every popular management publication. There's this evangelism everywhere, but it never feels that we've nailed it. It never feels like we're done. People will try anything. When we introduced Slack five years ago, the supply hit the demand and that's where we are today. It was a supernova product market fit.
Today, we have over 10 million daily active users, half of them outside the U.S. When you add up all their time spent in active usage of Slack, it comes out to more than 50 million hours in a typical work week. Annualized, that's billions of hours each year and growing. There's no better measure for the combination of pent up demand and transformative impact of Slack than those incredible adoption and engagement metrics. Changing how millions of people get work done to the tune of billions of hours a year is a profound change. How are those billions of hours being spent?
Accounting and finance teams close the books for the quarter on Slack, recruiters coordinate the big annual trip to university job fairs on Slack, network operations engineers diagnose production incidents on Slack, journalists cover elections on Slack, marketers plan and execute campaigns on Slack and five years ago, none of those people do any of those things on Slack because Slack didn't exist and that points to something which is both one of our biggest challenges and greatest opportunities.
This is a brand new category of software. One thing we hear from customers all the time is this: Slack is the kind of thing you don't know you need but once you have it, you can't live without it. That's great once organizations do have it, but it means we have to work hard to explain Slack to all the people who have never used it before. Maybe the simplest way to understand it is that Slack replaces email inside your company. It turns email to messages and organizes them into team, project and topic based channels instead of individual inboxes. It's a team-first approach to communication, in contrast to emails’ individual first approach. It creates a rich, searchable, permanent body of information that's widely available across an organization, even for people who just joined the team.

But it doesn't just replace the basic electronic communications that email is designed for. It also handles all the different jobs email does today. It provides a single point of integration for all the other software services and tools and organization uses, whether that’s software developed by third parties or proprietary services internal to each customer. Slack is a new layer of the business technology stack that extends horizontally across the organization and all the applications you use. It creates a place where work happens.
Of course, this only works when everything is open. As we all invest more in software, interoperability becomes increasingly important. The only way we're going to realize the biggest return on that investment is to make all our software work better together. That's why our attitude has always been: for whatever tools our customers already use, we want to make their experience with those tools better because they use Slack. We want Slack to be a multiplier on the value of all the other software an organization uses because the world is going to continue to use more and more software every year, and we want to put ourselves in a position such that Slack, the Company, becomes more valuable over time because Slack, the product, becomes more valuable for each customer as that customer uses more software.
That's what's happening inside the teams and companies using Slack. But now we're starting to give customers the ability to expand their network from within their organizations across to other organizations through the use of shared channels. Shared channels allows administrators to securely connect the workspaces of two different organizations. That enables individuals to collaborate and communicate across those organizations while each get to stay inside their own Slack instance. Shared channels has been a limited beta until now, but we’re already seeing over 10,000 paid customers using shared channels. I'm happy to announce today that we will be rolling out our shared channels in open beta this week. We're very excited about this. With shared channels, companies can collaborate with their supply chain partners, an external design agency or any other partner or vendor, their customers, all within Slack.
I said earlier that Slack is a brand new category. How would you measure competitive advantage and success in this category? We believe the most important measures are going to be adoption and engagement. You really can't replace email inside an organization if people aren't adopting the new way of working. If you aren't seeing significant daily engagement across your user base, then you haven't succeeded in creating a new home for the teams, or a new place where work happens for these organizations.
You really can't understand what's going on here by looking at one part of it in isolation. It's not just messaging, or integrations or search; it's all of it, together. It's organizing and sharing through channels. It's leveraging all of your existing software. It's realizing the value of all that rich communication history in a shared environment, rather than the fragmented and incomplete view people get in individual inboxes. It's a new layer that serves multiple functions; a communications layer, a notification layer, and an integration layer. Ultimately, it's an engagement layer and it's helping people work together better than they ever have before. They're more productive, more efficient, even happier. We believe the advantages are so great that this shift is inevitable. We believe every organization will switch to Slack or something like it. The proof is in what we see with customers today.
In the first quarter, we continued to see broad Slack adoption across a variety of industries and geographies. Companies are going wall to wall in Slack and integrating Slack deeply into their tools and workflows.
For example, a Fortune 100 heavy industrials and aerospace company extended to thousands of users across multiple business units, our enterprise key management or EKM security solution and tight integration with (inaudible) were among key differentiators for this customer.
In the financial services industry, EKM has also been a key driver of adoption. At the end of Q1, one of the world's largest asset managers expanded to thousands of users. This asset manager joins the ranks of our large financial services customers across insurance and reinsurance, payments processing, real estate investing, the ratings agency, consumer banking, global investment banking and even the regulatory organizations.
In Europe, a large media company went wall to wall in Slack with over 7,000 users. This customer integrates hundreds of custom apps, bots and third party tools into Slack across every job function.
At the end of the first quarter, we held our third annual Frontiers Conference in San Francisco. In addition to announcing EKM and that shared channels would soon move to public beta, we also introduced email bridge. This allows people to send and receive messages to Slack via email so anyone within their company can participate, even if they're not yet using Slack. We also unveiled workflow builder, an intuitive drag-and-drop, no-code tool to give non-technical users the ability to leverage the customizable power of the Slack platform.
We had more than 1,500 customers and partners attend Frontiers. Representatives from large customers like Nordstrom, Electronic Arts, HSBC, Ford and E-trade all spoke at the event. They joined partners like Atlassian, Okta and Box, Zendesk, Pager Duty (phon) and AWS. Eric Yuan, Zoom CEO, joined me on stage to discuss our new partnership and actually got not just one but two hugs from Eric on stage. A lot of partner support.
That's incredibly energizing. We're at least as excited about the huge range of small and medium sized business case studies that were on display. Molly Moon's ice-cream in Seattle uses Slack to run its business. Single Fred Farms has created a three Michelin star restaurant experience using Slack. Rapidly growing startups like Lucid and Lime are building their businesses on Slack.
We have barely been in market five years, but now have more than 95,000 paid customers across a broad variety of industries, segments and geographies. Our large enterprise customers are growing fastest of all.
As of April 30, 2019, Slack had 645 paid customers with over $100,000 in annual recurring revenue. That's an 84% increase from a year earlier and these large customers accounted for 43% of our total revenue. Our customer-centric team and approach is delivering incredibly strong net dollar retention rates of 138% as of Q1. Because of the broad applicability and the broad adoption we've seen across a range of customers, we believe that this is a market in its earliest stages and this is an entirely new category that has the potential to be one of the most, if not the most, important software categories of all.
Slack is a transformative new layer of technology with a profound impact on how people work all around the world. We believe the shift to this new way of working is inevitable and over time, hundreds of millions of knowledge workers will use Slack or something like it.
As Allen will discuss further, our near-term priority for the business is maximizing growth. The way we do that is by maximizing value for our customers. We will continue to invest to capture this opportunity and build Slack to support every business, every worker and every industry in the world. In five years, we have rapidly scaled to more than a $500 million revenue run rate, but we believe we are just getting started and our penetration of the total opportunity is still in the low single digits. We will continue to focus first on our core product experience. Slack's growth to date has been driven by customer love. Second, on the needs of the world's largest enterprises including scale, security and compliance. Third, we will continue deepening our platform. There are over 500,000 developers who use our platform, and we will continue to support them with ongoing investment in our technology, tools, education and support. Fourth, as shared channels moves from a limited to public beta, we will continue investing behind it to grow the Slack network.

Slack was built with a relentless focus on our customer's needs and the quality of the product experience. Users at our paid customers spend more than nine hours a day connected to Slack and 90 minutes actively using the platform on a typical workday. Think about that; 90 minutes every day and that's not just a core part of the work day, it's a core part of the whole day. Engagement like that only occurs when you're hitting the threshold of quality that people have come to expect in their experience as consumers. That level of engagement also provides us with key insights into where and how to continue innovating and improving, turning the quality of our core user experience into a sustainable advantage.
Using Slack moves you to a whole new way of working. We believe that the incredible rates of adoption and engagement we are experiencing clearly demonstrate both the profound demand for this new way of working and the satisfaction users get from it. It is built for and can benefit every person, at every organization, everywhere in the world and we have the ambition, determination and team to bring it to them. We're just getting started.
Now I'm going to turn it over to Allen to take you through detailed financial results and provide guidance.
Allen Shim:
Thank you, Stewart. Thanks, again, to everyone for joining us. I will go through our first fiscal quarter results in detail before moving on to guidance for the second quarter and full year of fiscal 2020. Turning to Q1, this quarter's financial results demonstrate the impact of our enterprise investments in both product enhancements and go-to market strategy. We had a good start to the fiscal year with total revenues in the first quarter of $134.8 million, growing 67% year-over-year.
Our Q1 calculated billings were $149.6 million and grew 47% from the first quarter of fiscal 2019. As a reminder, we expect that quarterly calculated billings and deferred revenue results will fluctuate quarter to quarter due to the seasonality of our business and the typical timing of enterprise contracts. Additionally, as our enterprise business has grown, we have observed the trend of both quarters and years becoming more backend weighted.
In terms of geographic breakdown 37% of our total revenue came from outside the U.S. This demonstrates our continued global momentum and the return we are seeing on investments and international expansion.
As of the end of Q1, we had over 95,000 paid customers and continue to see strength with new customer additions. We remain focused on expansion within existing customers and growing our large enterprise customer base, and ended the quarter with 645 paid customers over $100,000 in annual recurring revenue, which is up at 84% year-over-year. We believe that this growth in larger customers is further testament to our broad adoption within enterprise customers.
Our strong customer retention and ability to expand within existing customers have resulted in a consistently high net dollar retention rate, which was 138% at the end of the first quarter. It is important to note that our dollar-based net retention rate encompasses all of our paid customers. This value takes into account expansion trends within our tens of thousands of SMB customers, as well as our thousands of enterprise customers. Expansion within our SMB customers tends to be slower in the aggregate versus the blended net dollar retention rate, while expansion within our enterprise customers tends to be faster. As our SMB base matures, and initial deal sizes grow larger within enterprise customers, we expect our net dollar retention rate to slowly decline but remain a core indicator of growth.
Moving forward, I'll be discussing non-GAAP financial measures. Non-GAAP gross margin was 86.7% versus 88.3% a year ago. This year-over-year change was primarily driven by our small but growing professional services business, which currently has negative gross margins. We expect our professional services business to remain a small percentage of revenue going forward, and over time, expect professional services margins to improve.
Turning to operating expenses. I want to reiterate Stewart's remarks that we remain focused on the large opportunity that is ahead of us. That approach is reflected in our continued investments in sales and marketing to reach every business in the world, research and development to continue enhancing our core platform and extending core capabilities, and in G&A to invest in the right people, systems and processes to operate our business at scale and as a public company.
Sales and marketing expenses in Q1 were $66.1 million or 49% of revenue. Our continued investments in sales and marketing reflect our commitment to acquiring new customers and expanding within paid customers. Our sales and marketing costs include three components: first, headcount costs associated with our sales, customer success and marketing teams; second, advertising costs; and third, the cost to support our free users, including third-party hosting costs, as well as customer experience and technical operations overhead costs for users of our free version.
R&D expenses in Q1 were $49.3 million or 37% of revenue. R&D expenses include our personnel costs and the technical tools required for those teams. Finally, our G&A expenses in Q1 were $35.2 million or 26% of revenue as we continue to invest to be ready to become a public company. In the first quarter, we incurred approximately $2.4 million of one-time cash expenses related to the direct listing.
Our non-GAAP operating loss in the quarter was $33.8 million, representing an operating margin of negative 25%. Our non-GAAP operating loss excludes stock based compensation and the amortization of acquired intangible assets. Free cash flow was negative $34.2 million in Q1 compared to a negative $15 million last year. Free cash flow includes $20 million of capital expenditures primarily related to the build out of office space to support our growth.
Now I will turn to guidance, starting with our guidance philosophy. I'll begin with revenue. Because our revenue is predominantly subscription-based, we have fairly good visibility into revenue on a quarter-to-quarter basis. However, we don't have perfect visibility, as revenue in a given quarter is impacted by factors such as the linearity of bookings. The same dynamic is true on an annual basis. Due to these factors, our philosophy when setting quarterly and annual revenue guidance is to model and guide to only what we have high visibility into.
Turning to calculated billings. On a trailing 12-month basis, we believe that calculated billings provide a good reflection of underlying growth and cash flow generation potential. However, quarter-to-quarter, there can be significant variation in calculated billings growth due to the timing of renewals, expansions and new business. Additionally, as mentioned previously, as our enterprise business has grown, we have observed a trend of both quarters and years becoming more backend weighted. This dynamic was evident in calculated billings growth in Q4 of fiscal year 2019 and Q1 of fiscal year ‘20.
We expect this trend to continue as our enterprise customers become a greater percentage of our overall business. Due to these factors and the potential for associated quarter-to-quarter billings volatility, we will provide calculated billings guidance on an annual basis but not on a quarterly basis. When setting our annual calculated billings guidance, we've modeled and guided to only what we have relatively high visibility and confidence into.
On the bottom line, our approach is to guide to operating income on a quarterly and annual basis, and free cash flow on an annual basis. It is important to note that we are guiding to operating income not operating expenses, as we want the flexibility to invest if we exceed our top line forecast. We will guide to free cash flow on an annual basis similarly to how we guide to calculated billings.
As noted at our Investor Day, during our growth phase, we are emphasizing growth, while also driving towards free cash flow breakeven. When we have more visibility into when we will achieve free cash flow profitability, we will provide appropriate guidance to investors.
Now, onto specific guidance. For the second quarter fiscal year 2020, we expect revenue in the range of $139 million to $141 million.
We expect non-GAAP operating loss in a range of $75 million to $77 million. Note that in the second quarter, we expect to record approximately $32 million of one-time cash expenses related to our direct listing that will be recorded in G&A. Direct listing fees include banking advisory, accounting and legal fees. Our non-GAAP operating loss guidance is inclusive of this one-time expense. It does not include other items such as stock-based compensation of approximately $280 million associated with employee restricted stock units, or RSUs, which is primarily related to a one-time non-cash charge from the performance-based vesting requirement, satisfied upon our listing on the NYSE. This charge will impact GAAP operating loss and EPS but not our non-GAAP operating loss or earnings.
We expect non-GAAP EPS in a range of negative $0.19 to negative $0.20. We are modeling basic shares outstanding of approximately 368 million. It's important to note that our second quarter and full year share account reflects the time weighted average of our pre-listing and post-listing share count, with the primary impact post-listing being the conversion of preferred stock and the vesting of outstanding time-vested RSUs upon our listing since we aren't issuing any shares in connection with our direct listing.
For the full year, we expect revenue in a range of $590 million to $600 million. We expect full year calculated billings in a range of $725 million to $745 million. As noted, our business is becoming increasingly backend loaded. In fiscal year 2019, second half billings were 58% of full year billings versus 56% the prior year. We expect similar or more back half weighted seasonality this year.
We expect full year non-GAAP operating loss in a range of $182 million to $192 million. For the full year, we expect to record approximately $34 million of one-time cash expenses related to our direct listing. Within operating expenses, we expect the most growth in G&A due to the direct listing. Excluding direct listing-related expenses, we expect R&D to be our fastest growing operating expense line item as we continue to invest in Slack's functionality. We also expect sales and marketing as a percentage of revenue to increase versus the first quarter as we move through the year.
We expect full year non-GAAP EPS in a range of negative $0.41 to negative $0.44. We are modeling full year weighted average basic shares outstanding of approximately 400 million.
For the full year, we expect approximately $445 million of stock-based compensation related expenses. As mentioned, the majority of these expenses will be recognized in the second quarter and are related to the performance vesting of our employees outstanding time-vested RSUs. The actual amount will vary based on our share price performance throughout the year. These expenses will impact GAAP operating loss and EPS, but not our non-GAAP operating loss or earnings.
We expect full year free cash flow in a range of negative $105 million to negative $120 million. Our free cash flow guidance includes approximately $75 million of capital expenditures predominantly related to the build out of new office space to accommodate our rapid growth. As with operating income, our cash flow will be negatively impacted by approximately $34 million of one-time, direct listing-related cash expenses, most of which we’ll incur in Q2.
Looking ahead, we plan to continue reporting paid customers net dollar retention, and paid customers over $100,000 in ARR on a quarterly basis. We plan to disclose percentage of revenue from paid customers over $100,000 in ARR on an annual basis. We plan to disclose daily active users, organizations using Slack and data related to our platform and shared channels traction on a milestone basis.
In closing, Q1 was an exciting quarter for us. We delivered top line growth of 67% year-over-year and we feel very good about the momentum in our business and the strong demand that we are seeing from new and existing customers. We believe that we are uniquely positioned to continue our leadership in the new category we have created and I speak on behalf of our whole team in saying we are eager to aggressively pursue the significant opportunity ahead of us.
I look forward to our listing on the NYSE next week, and to sharing more about our progress throughout the rest of the year.
With that, let me turn it back to Jesse for some closing comments.
Jesse Hulsing:
Thank you, Allen. Before we wrap up, I want to remind everyone that we expect to list our Class A common stock and begin trading on the New York Stock Exchange on Thursday, June 20. Thank you to everyone who joined the call today. We look forward to our listing on the NYSE next week and to speaking with you again next quarter.